Exhibit 3.1

ARTICLES OF AMENDMENT

To amend the articles of the corporation as follows:

-	by the creation of an unlimited number of Preferred shares without par value, to be issued for an unlimited consideration, having the rights, privileges, restrictions and conditions as those hereinafter indicated; and

-	to amend the existing classes of shares, where it is required, as a result of the creation of the Preferred shares.

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PREFERRED SHARES

The preferred shares of the Corporation (the “Preferred Shares”) will carry and be subject, as a class, to the rights, privileges, priorities, limitations, conditions and restrictions hereinafter set forth:

(a)       The directors of the Corporation may at any time and from time to time issue the Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

(b)       The directors of the Corporation may (subject as hereinafter provided) from time to time fix before issuance the designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares of each such series including, without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, redemption price (if any) and the terms and conditions of redemption, and purchase and conversion rights (if any) or other provisions attaching to the Preferred Shares of any such series, the whole subject to the filing of articles of amendment confirming the designation, preferences, rights, conditions, restrictions, limitations and prohibitions attaching to any such series of the Preferred Shares.

(c)       The holders of Preferred Shares shall be entitled to receive from the amounts which the Corporation may set aside for the payment of dividends, as and when declared by the directors, a fixed, cumulative and preferential dividend to accrue as the directors of the Corporation may fix by resolution, such dividends to accrue from the dates fixed by the directors or in default of such dates from the date of issue of the shares, and to be payable, as and when so declared, by quarterly payments on the first days of December, March, June and September of each year, except where otherwise determined by the directors.

(d)       When any fixed cumulative dividends or amount payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with sums which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

(e)       The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares with respect to payment of dividends and return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares as may be determined by the directors of the Corporation as to the respective series authorized to be issued.

(f)       The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends, return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary.

(g)       The Preferred Shares may be made convertible into Common Shares upon the terms and conditions determined by the directors of the Corporation.

(h)       No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) unless the dividend payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

(i)       Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation pursuant to the provisions of the Business Corporations Act (Québec) at such time and at such places and upon such other terms and conditions as may be specified in the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation.

(j)       The holders of the Preferred Shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Corporation now or hereafter authorized.

(k)       No class of shares may be created ranking, as to capital or dividends, prior to the Preferred Shares without the approval of the holders of the Preferred Shares given as hereinafter specified.

(l)       The provisions of clauses (a) to (k) hereof inclusive, the provision of this clause and the provisions of clause (m) hereof may be repealed, altered, modified, amended or amplified by articles of amendment but only with the approval of the holders of the Preferred Shares given as hereinafter specified in addition to any other approval required by the Business Corporations Act (Québec).

(m)       The approval of holders of the Preferred Shares as to any and all matters referred to herein may be given by resolution passed or by-law sanctioned at a meeting of holders of Preferred Shares duly called and held upon at least twenty-one (21) days notice at which the holders of at least a majority of the outstanding Preferred Shares are present or represented by proxy and carried by the affirmative vote of the holders of not less than two-thirds (2/3) of the Preferred Shares represented and voting at any such meeting cast on a poll, in addition to such other votes (including the vote of other classes of shareholders) as may be required by the Business Corporations Act (Québec) or by an instrument in writing signed by the holders of not less than two-thirds (2/3) of the Preferred Shares. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to such date being not less than twenty-one (21) days later and to such time and place as may be appointed by the chairman and at least fifteen (15) days written notice shall be given of such adjourned meeting but it shall not be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of Preferred Shares present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed thereat by the affirmative votes of the holders of not less than two-thirds (2/3) of the Preferred Shares represented and voting at such adjourned meeting cast on a poll shall constitute the approval of the holders of Preferred Shares referred to above. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting, every holder of Preferred Shares shall be entitled to one (1) vote in respect of each Preferred Share held.

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